Exhibit 10.5

                              EMPLOYMENT AGREEMENT
                              --------------------


     This EMPLOYMENT AGREEMENT, dated as of the 27th day of May, 2003, is between CONSECO, INC., a Delaware corporation ("Company"), and William J. Shea ("Executive").

     WHEREAS Executive and Conseco, Inc., an Indiana corporation ("Old Conseco") previously entered into an agreement dated September 10, 2001, which was subsequently replaced by an Amended Employment Agreement dated June 1, 2002, whereby Executive was employed in the capacity as the President, Chief Operating Officer and acting Chief Financial Officer of Old Conseco; and

     WHEREAS Executive was promoted as Old Conseco's Chief Executive Officer effective as of November 19, 2002; and

     WHEREAS Old Conseco filed a voluntary petition under the provisions of Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Northern District of Illinois on or about December 17, 2002; and

     WHEREAS the retention of Executive as Chief Executive Officer and President of the Company is vital to the success of the reorganization; and

     WHEREAS the Company desires to employ Executive as its Chief Executive Officer and President upon the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term. The effective date of this agreement (the "Agreement") shall be the "Effective Date" as defined in the document commonly known as "Reorganizing Debtors' Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code", dated March 18, 2003, as amended, as filed in the bankruptcy case of Old Conseco (the "Bankruptcy Plan") (the "Effective Date"). If the Effective Date does not occur, this Agreement shall be null and void and have no force or effect, and Executive shall have no rights hereunder and shall have no claims against the Company relating to this Agreement or arising out of or relating to the failure of the Agreement to become effective. Subject to the provisions for termination as provided in Section 10 hereof and to any extension to which the parties may hereafter agree, the term of Executive's employment under this Agreement shall be the period beginning on the Effective Date, and ending on the third anniversary of the Effective Date and it shall thereafter be automatically renewed for an indefinite number of one (1) year periods unless either party sends written notice to the other party of its intention not to renew at least ninety (90) days prior to expiration of said term. If the election not to renew is made, Executive's employment hereunder shall continue for the remaining original term ending on the third anniversary of the Effective Date, or any extension periods thereafter if the original term is

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renewed, subject to the provisions for termination as provided in Section 10 hereof. Notwithstanding anything to the contrary, Executive shall have the right to terminate his employment for any reason during a sixty (60) day period beginning on each anniversary of the Effective Date. The original term ending on the third anniversary of the Effective Date and any extension periods thereafter are hereinafter collectively referred to as the "Term." The Term shall end upon the termination of Executive's employment with the Company.

     3. Duties. During the Term, Executive shall be engaged by the Company in the capacity of Chief Executive Officer and President. Executive shall report solely and directly to the Board of Directors of the Company (the "Board"), it being understood that, from time to time, as appropriate, Executive will consult with and advise the Non-Executive Chairman of the Board with respect to matters relating to the businesses and operations of the Company and its subsidiaries. Executive shall be a member of the Board during the entire Term.

     4. Extent of Services. During the Term, subject to the direction and control of the Board, Executive shall have the power and authority commensurate with his officer status and necessary to perform his duties hereunder. During the Term, the Company agrees to provide to Executive such assistance and work accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties. Executive shall devote his entire employable time, attention and best efforts to the business of the Company and, during the Term shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that, subject to Section 9 hereof, this shall not be construed as preventing Executive from serving on boards of professional, community, civic, education, charitable and corporate organizations on which he presently serves or may choose to serve or investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made; and provided further that Executive may continue to serve on the board of Demoulas Supermarkets, Inc. and, if elected, the Board of Directors of AIG Sun America Funds beginning in 2004, provided that such service does not materially interfere with the performance of his duties under this Agreement. For purposes of this Agreement, full-time employment shall be the normal work week for individuals in comparable officer positions with the Company.

     5. Compensation. During the Term:

          (a) As compensation for services hereunder rendered during the Term hereof, Executive shall receive a base salary ("Base Salary") of One Million Dollars ($1,000,000) per year payable in equal installments in accordance with the Company's payroll procedure for its salaried executives. Salary payments and other payments under this Agreement shall be subject to withholding of taxes and other appropriate and customary amounts. Executive and the Company shall review the Base Salary on or before January 31 of each year during the Term hereof, and Executive may receive increases in his Base Salary from time to time, based upon his performance, subject to approval of the Compensation Committee of the Board.

          (b) In addition to Base Salary, Executive will have an opportunity to earn a bonus each year as determined by the Compensation Committee or the Board, with a target

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     annual bonus equal to one times Executive's Base Salary (the "Target
     Bonus") and a maximum annual bonus of two times his Base Salary with respect to any calendar year. The Target Bonus will be based on financial and other objective targets that the Compensation Committee or the Board reasonably believes are reasonably attainable at the time that they are set.

          (c) The Company shall provide to Executive, and, as soon as practicable after the Effective Date, the Company, Conseco Services, LLC, CIHC, Incorporated and their successors and assigns shall guarantee payment of a nonqualified supplemental retirement benefit (the "Supplemental Retirement Benefit"). The Supplemental Retirement Benefit shall provide for annual payments in an amount equal to Five Hundred Thousand Dollars ($500,000) per year commencing February 9, 2013, and continuing until the later of the death of Executive or his spouse, Susan McConologue Shea, payable in such periodic installments as Executive or, if Executive is deceased, Susan McConologue Shea shall reasonably direct. The Supplemental Retirement Benefit shall not be reduced, suspended, or otherwise affected as a result of any termination of Executive's employment. The Company shall provide Executive with evidence of the guaranty by Conseco Services, LLC and CIHC, Incorporated.

          (d) Executive is currently entitled to an immediate cash bonus of One Million Dollars ($1,000,000) on the Effective Date under Old Conseco's Senior Management Key Employee Retention Program (the "KERP Bonus"). The KERP Bonus shall be paid in cash on the Effective Date pursuant to the terms of the Senior Management Key Employee Retention Program.

          (e) On the Effective Date, Executive shall receive an option (the "Initial Option") to purchase one-half of one percent (0.5%) of the common equity of the Company issued and outstanding immediately after the consummation of the Bankruptcy Plan (determined without regard to any options or restricted stock granted to employees of the Company as of the Effective Date), with an exercise price at a plan value based on a Three Billion Eight Hundred Million Dollar ($3.8 billion) valuation of the Company. In addition, effective as of the Effective Date, Executive shall receive a number of shares of restricted stock (the "Initial Restricted Stock") equal to one-half of one percent (0.5%) of the common equity of the Company issued and outstanding immediately after the consummation of the Bankruptcy Plan (determined without regard to any options or restricted stock granted to employees of the Company as of the Effective Date). Subject to Sections 7 and 11 hereof, the Initial Option and the Initial Restricted Stock shall be granted to Executive under, and governed by the terms and conditions of the 2003 Long-Term Equity Incentive Plan; provided that the options under the Initial Option shall vest and the restrictions on the Initial Restricted Stock shall lapse in twenty-five percent (25%) increments on the first four anniversaries of the Effective Date so long as Executive has remained an employee through each such anniversary.

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          (f) Subject to Executive providing the Board with reasonably sufficient documentation of the previous approval by Old Conseco's board of directors increasing Executive's base salary on and after November 19, 2002 in conjunction with Executive's promotion to Chief Executive Officer, on the Effective Date the Company shall pay Executive a cash lump sum payment equal to Two Hundred Fifty Thousand Dollars ($250,000) multiplied by a fraction, the numerator of which is the number of days from November 19, 2002 through the Effective Date and the denominator of which is Three Hundred Sixty Five (365).

     6. Fringe Benefits. During the Term:

          (a) Executive shall be entitled to participate in such existing executive benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any executive benefit plans or programs, or executive fringe benefits, that it may adopt from time to time.

          (b) The Company shall pay Executive a monthly automobile allowance in the amount of Six Hundred Dollars ($600), and the Company shall pay directly or shall reimburse Executive for the cost of fuel that he incurs in using his automobile.

          (c) Executive shall be entitled to four (4) weeks vacation with pay each year.

          (d) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures.

          (e) The Company shall at its expense maintain a term life insurance policy or policies on the life of Executive with a face amount of One Million Five Hundred Thousand Dollars ($1,500,000), payable to such beneficiaries as Executive may designate. Executive may, at his expense, purchase additional insurance at the time the Company purchases said policy or policies. In the event Executive terminates employment for any reason, Executive shall have the right, at his expense, to begin paying the premiums required to continue such insurance coverage from and after the date of his termination.

          (f) The Company shall, upon periodic presentation of satisfactory evidence and up to a maximum of Ten Thousand Dollars ($10,000) per year, reimburse Executive for reasonable medical expenses incurred by Executive and his dependents which are not otherwise covered by health insurance provided to Executive under Section 6(a).

     7. Disability. If Executive shall become physically or mentally disabled during the Term to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired, his Base Salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such disability (as

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confirmed by competent medical evidence) continues for at least nine (9)
consecutive months, the Company may terminate Executive's employment hereunder, in which case the Company immediately shall, subject to Section 22 hereof, pay Executive a cash lump sum payment equal to (i) his annual Base Salary as provided in Section 5(a) hereof to the extent earned but unpaid as of the date of termination, (ii) one and one-half (1.5) times his annual Base Salary, less applicable taxes, for the most recent fiscal year then ended and (iii) all other unpaid amounts to which Executive has become entitled under this Agreement. In addition, the Initial Option shall fully vest and the restrictions on any restricted stock issued pursuant to the Initial Restricted Stock shall fully lapse as of the date of termination. No such payment of items (i) through (iii) and no such accelerated vesting of the stock options and or lapsing of restrictions on restricted stock shall be required if such disability arises primarily from (a) chronic use of intoxicants, drugs or narcotics (other than drugs prescribed to Executive by a physician and used by Executive for their intended purpose for which they had been prescribed) or (b) intentionally self-inflicted injury or intentionally self-induced sickness. If Executive's employment is terminated as a result of disability in accordance with the terms of this paragraph and payment of amounts under (i), (ii) and (iii) above is made or precluded pursuant to the preceding sentence, Executive shall not be entitled to any additional amounts under Section 11 hereof.

     8. Disclosure of Information. Executive acknowledges that in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company and its subsidiaries of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time while he is employed by the Company or at any time thereafter, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information (whether or not specifically labeled or identified as "confidential information"), in any form or medium, that has been obtained by or disclosed to him as a result of his employment with the Company and which the Company or any of its subsidiaries has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event Executive shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) must be disclosed to enable Executive properly to perform his duties under this Agreement. Upon the termination of Executive's employment, Executive shall return such information (in whatever form) obtained from or belonging to the Company or any of its subsidiaries which he may have in his possession or control.

     9. Covenants Against Competition and Solicitation. Executive acknowledges that the services he is to render to the Company and its subsidiaries are of a special and unusual character, with a unique value to the Company and its subsidiaries, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company and its subsidiaries of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as set forth in Section 8 above, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5 hereof, as well as any

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additional benefits stated herein, and other good and valuable consideration,
Executive covenants and agrees that throughout the period Executive remains employed hereunder and for one year thereafter, Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity that derives a non-incidental portion of its revenue from the business of selling or providing annuity, life, accident or health insurance products or services; (ii) in any manner compete with the Company or any of its subsidiaries with respect to lines of business that the Company and its subsidiaries derive more than a non-incidental portion of their revenue from or with respect to which the Company and its subsidiaries have made a significant investment in; (iii) solicit or attempt to convert to other insurance carriers or other corporations, persons or other entities providing these same or similar products or services provided by the Company and its subsidiaries, any customers or policyholders of the Company or any of its subsidiaries; or (iv) solicit for employment or employ any employee of the Company or any of its subsidiaries. Should any particular covenant or provision of this Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

     10. Termination.

          (a) Either the Company or Executive may terminate his employment at any time for any reason upon written notice to the other. The Company may terminate Executive's employment for "just cause" pursuant to Section 10(b) below and Executive may terminate his employment for "good reason" pursuant to Section 10(c) below. Executive's employment shall also terminate upon
     (i) the death of Executive, (ii) termination by the Company after disability of Executive pursuant to Section 7, (iii) non-renewal by the Company or Executive in accordance with Section 2 or (iv) termination by Executive for any reason during a sixty (60) day period beginning on any anniversary of the Effective Date.

          (b) (i) The Company may terminate Executive's employment at any time for "just cause."

          For purposes of this Agreement "just cause" shall mean:

               (A) a material breach by Executive of this Agreement or willful malfeasance or fraud or dishonesty of a substantial nature in performing Executive's services on behalf of the Company, which in each case is willful and deliberate on Executive's part and committed in bad faith or without reasonable belief that such breach or action is in the best interests of the Company;

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               (B) Executive's use of alcohol or drugs (other than drugs
          prescribed to Executive by a physician and used by Executive for their intended purpose for which they had been prescribed) which materially and repeatedly interferes with the performance of his duties hereunder or which results in material and tangible damage to the reputation of the Company;

               (C) Executive's conviction by a court of law, or admission that he is guilty, of a felony or other crime involving moral turpitude; or

               (D) Executive's unexcused absence from his employment duties other than as a result of disability, for whatever cause, for a period of more than 30 consecutive days, without prior consent from the Company.

          (ii) The Company may not terminate Executive's employment for "just cause" unless:

               (A) the Company provides Executive with at least thirty (30) days advance written notice (the "Notice of Consideration") of its intent to consider termination of Executive's employment for "just cause," including a description of the specific reasons which form the basis for such consideration;

               (B) for a period of not less than fifteen (15) days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and

               (C) following the presentation to the Board as provided in (B) above or Executive's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than fifteen (15) days after the date the Notice of Consideration is provided), Executive may be terminated for "just cause" only if the Board, by the affirmative vote of all of its members (excluding Executive), determines that the actions or inactions of Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute "just cause," and that Executive's employment should be terminated for "just cause."

          No termination of employment shall be deemed a termination by the Company for "just cause" unless the Company complies with the requirements of this Section 10(b)(ii). No termination shall be deemed to be a termination by the Company for "just cause" if the termination is as a result of Executive refusing to act in a manner that would be a violation of applicable law.

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          (c) Executive may terminate his employment at any time with "good reason"; provided, however, that Executive may not terminate his employment during the one year period immediately following the Effective Date due to "good reason" as a result of a violation of Section 10(c)(i), but Executive may terminate his employment at any time following such one-year period for "good reason" as a result of an event described in Sections 10(c)(i), even where such "good reason" occurs during such one-year period. For purposes of this Agreement, "good reason" shall mean the occurrence of any of the following during the Term:

               (i) any diminution in the nature or scope of Executive's authority, duties, responsibilities from those Executive had as of the date hereof; or

               (ii) a failure to nominate, elect and maintain Executive as sole President and Chief Executive Officer and as a member of the Board; or

               (iii) the appointment of a Chairman of the Board (other than a Chairman who is not an executive or an officer) without Executive's consent; or

               (iv) causing or permitting any person other than Executive to present and recommend the business plan to the Board (it being understood, however, that Executive shall consult with the Non-Executive Chairman of the Board in connection with Executive's development and presentation of the business plan); or

               (v) causing or requiring Executive to report to anyone other than the full Board (subject to Section 3 hereof); or

               (vi) causing or permitting any officer of the Company or any Subsidiary (other than the Company's internal auditors) to report to the Board or the Non-Executive Chairman of the Board (it being understood that the members of the Board (including the Non-Executive Chairman) shall at all times have the right to require presentations and reports or other information from any employee of the Company or any Subsidiary); or

               (vii) reducing the hiring or firing authority of Executive as in effect as of the date hereof (it being understood, however, that Executive shall consult and collaborate with the Board and the Non-Executive Chairman of the Board prior to the hiring or firing of any senior manager of the Company or any Subsidiary); or

               (viii) requiring relocation without the consent of Executive; or

               (ix) the reduction or elimination of compensation or benefits provided for under this Agreement; or

               (x) a Change in Control occurs and, following Executive's written request made prior to the Change in Control, the ultimate parent entity or entities directly or indirectly gaining control of a majority of the Company's Board or outstanding securities entitled to vote with respect to the Company's Board fails

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          to affirm and guarantee the Company's current and future obligations under this Agreement; or

               (xi) any material breach of any provision of this Agreement by the Company which is not remedied by the Company within thirty (30) days after receipt of written notice from Executive specifying such breach.

          (d) The term "Control Termination" as used herein shall mean (A) termination of Executive's employment by the Company for any reason other than (x) death, (y) disability under Section 7, or (z) for "just cause," in anticipation of or not later than two years following a "Change in Control" of the Company (as defined below), or (B) termination of Executive's employment by Executive following a "Change in Control" of the Company (as defined below) upon the occurrence of any of the events specified in
     Section 10(c) constituting "good reason" not later than two years following a Change in Control.

     The term "Change in Control" shall mean the occurrence of any of the following:

          (i) the acquisition (other than an acquisition in connection with a "Non-Control Transaction" (as defined below)) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally with respect to the election of the board of directors of the Company; provided, however, that following a transaction that results in an Ultimate Parent (as defined below), the references to the Company in this clause (i) shall also be deemed to refer to such Ultimate Parent; or

          (ii) as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of the Company (identified as of the date of commencement of such tender or exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the board of directors of the Company; or

          (iii) the consummation of a merger, consolidation or reorganization with or into the Company unless (x) the stockholders of the Company immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then outstanding securities entitled to vote generally with respect to the election of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent and (y) individual board members of the Company (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (x) and (y) apply, a "Non-Control Transaction").

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     For purposes of this Agreement, "Ultimate Parent" shall mean the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of the Company (or its successor).

          (e) Upon termination of Executive's employment with the Company for any reason (whether voluntary or involuntary), Executive shall be deemed to have voluntarily resigned from the Board and from all other positions that Executive may then hold with the Company and any of its subsidiaries; provided that such deemed resignation shall not adversely affect Executive's rights to compensation or benefits under this Agreement.

     11. Payments Following Termination.

          (a) In the event Executive's employment is terminated by the Company for "just cause" as so defined or if Executive voluntarily resigns (other than where such resignation (i) is for "good reason," (ii) is due to nonrenewal of the Term or (iii) is a termination pursuant to Section 10(a)(iv) hereof), then, subject to Section 22 hereof, (A) the Company immediately shall pay Executive a cash payment of his Base Salary as provided in Section 5(a) hereof earned but unpaid as of the date of termination plus the bonus payable pursuant to Section 5(d) hereof (to the extent not already paid); (B) no restrictions that remain as to any shares of restricted stock shall lapse after the date of termination, and Executive shall forfeit any still-restricted shares to the Company; and (C) no option previously awarded but not yet vested shall vest after the date of termination, and all previously awarded, vested options shall terminate unless exercised on or prior to the date of termination.

          (b) In the event Executive's employment is terminated by the death of Executive, then, subject to Section 22 hereof, the Company immediately shall pay Executive's estate a cash lump sum payment equal to (i) one times his annual Base Salary as provided in Section 5(a) hereof, less applicable taxes, for the most recent fiscal year then ended, (ii) his Base Salary as provided in Section 5(a) hereof earned but unpaid as of the date of termination plus the bonus payable pursuant to Section 5(d) hereof (to the extent not already paid) and (iii) and all other unpaid amounts to which Executive has become entitled under this Agreement. In addition, the Initial Option shall fully vest and the restrictions on the Initial Restricted Stock shall fully lapse as of the date of termination.

          (c) In the event Executive's employment is terminated (i) by the Company without "just cause," (ii) by Executive with "good reason" or (iii) by the Company due to non-renewal pursuant to Section 2 hereof, then, subject to Section 22 hereof, (A) the Company will pay Executive an immediate cash payment equal to Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) plus the bonus payable pursuant to Section 5(d) (to the extent not already paid); (B) the Company immediately shall pay Executive a cash payment equal to his Base Salary as provided in Section 5(a) hereof earned but unpaid as of the date of termination and all unpaid amounts to which Executive has become entitled under this Agreement; (C) any options to purchase shares pursuant to the Initial Option shall vest and restrictions on the shares under the Initial Restricted Stock

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     shall lapse in accordance with the second from last sentence of this paragraph; (D) the Company shall pay Executive, at such time as annual bonus payments are paid to senior executives of the Company, a cash payment equal to a pro-rata portion of Executive's annual bonus (described in Section 5(b) hereof) for the year in which Executive's termination occurs determined by multiplying the greater of (i) the annual bonus to which Executive would have been entitled had he remained employed by the Company for the entirety of the calendar year (based on the actual results of the Company) (and all prerequisites that Executive remain employed through the date such bonuses are paid shall be deemed satisfied) and (ii) Five Hundred Thousand Dollars ($500,000) by a fraction, the numerator of which is the number of days Executive was employed by the Company in the calendar year in which the date of termination occurs and the denominator of which is three hundred sixty-five (365); and (E) Executive and his covered dependents will continue to participate (at the Company's expense) in the Company's health benefits for a period of twenty-four (24) months after the date of termination. Executive and his covered dependents shall have the option to continue health benefits after such twenty-four (24) month period in accordance with Section 4980B of the Internal Revenue Code ("COBRA") by paying directly to the Company an amount equal to the cost charged to active employees for such benefits. In addition, (i) if such termination occurs on or after the Effective Date and prior to the first anniversary of the Effective Date, the Initial Option shall immediately vest, and the restrictions that apply to the Initial Restricted Stock shall immediately lapse, in each case as to a number of shares determined by multiplying the total number of shares subject to each such award by a fraction, the numerator of which is three hundred sixty-five (365) plus the number of days on and following the Effective Date during which Executive was employed by the Company and the denominator of which is one thousand four hundred sixty (1,460); and (ii) if such termination occurs on or after the first anniversary of the Effective Date, the Initial Option shall immediately vest, and the restrictions that apply to the Initial Restricted Stock shall immediately lapse, in each case to the extent that the Initial Option would have vested and the restrictions that apply to the Initial Restricted Stock would have lapsed on the next following anniversary of the Effective Date if Executive had been employed by the Company continuously from the Effective Date through such date. Notwithstanding the preceding provisions of this paragraph, if the termination pursuant to this paragraph is a "Control Termination," then the Initial Option shall fully vest and restrictions on the Initial Restricted Stock shall fully lapse.

          (d) In the event that Executive's employment is terminated by Executive for a reason other than "good reason" during a sixty (60) day period beginning on any anniversary of the Effective Date, then, subject to
     Section 22 hereof, (A) (i) if the termination occurs with respect to the first anniversary of the Effective Date, the Company will pay Executive an immediate cash payment equal to Two Million Eighty Three Thousand Three Hundred Thirty Three Dollars ($2,083,333), (ii) if the termination occurs with respect to the second anniversary of the Effective Date, the Company will pay Executive an immediate cash payment equal to Four Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($4,166,666); and
     (iii) if the termination occurs with respect to the third anniversary of the Effective Date or any anniversary of the Effective Date thereafter, the Company will pay Executive an immediate cash payment equal to Six Million Two Hundred Fifty Thousand Dollars ($6,250,000), (B) the

     Company immediately shall pay Executive a cash payment equal to his Base Salary as provided in Section 5(a) hereof earned but unpaid as of the date of termination and all unpaid amounts to which Executive has become entitled under this Agreement; and (C) any options to purchase shares pursuant to the Initial Option shall vest through the date of termination in accordance with Section 5(e) and the restrictions on the Initial Restricted Stock shall lapse as of the date of termination in accordance with Section 5(e).

     12. Tax Indemnity Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that the aggregate payments or distributions by the Company or its affiliated companies to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this
     Section 12 (a "Payment"), constitute "parachute payments" (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, and the regulations promulgated thereunder (collectively, "Section 280G")) which exceed three times Executive's "base amount" (as such term is defined under Section 280G) by at least One Hundred Thousand Dollars ($100,000) and are therefore subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, "Section 4999") or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax")), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 12(c) hereof, all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be deemed to be the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination (it being understood, however, that the Gross Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Company exhausts its remedies pursuant to Section 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of
     Section 12(a) hereof to make Executive whole, on an after-tax basis, from the application of Section 4999.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 12(c) shall not impair Executive's rights under this Section 12 except to the extent the Company is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(c) hereof, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c) hereof, Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 12(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     13. Character of Termination Payments. The amounts payable to Executive upon any termination of his employment shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments and shall be the sole amount of severance pay to which Executive is entitled from the Company and its subsidiaries upon termination of his employment (including, without limitation, under Old Conseco's Senior Management Key Employee Retention Program). Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

     14. Representations of the Parties.

          (a) The Company represents and warrants to Executive that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes valid and binding obligations of the Company; and (ii) the employment of Executive on the terms and conditions contained in this Agreement will not conflict with, result in a breach or violation of, constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to: (A) the certificate of incorporation or by-laws of the Company, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, or any regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company.

          (b) Executive represents and warrants to the Company that: (i) this Agreement has been duly executed and delivered by Executive and constitutes a valid and binding obligation of Executive; and (ii) neither the execution of this Agreement by Executive nor his employment by the Company on the terms and conditions contained herein will conflict with, result in a breach or violation of, or constitute a default under any agreement, obligation, condition, covenant or instrument to which Executive is a party or bound or to which his property is subject, or any statute, law, rule, regulation, judgment, order or decree applicable to Executive of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Executive or any of his property.

     15. Arbitration of Disputes; Injunctive Relief.

          (a) Except as provided in subsection (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive, and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the

     Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may
     be) his reasonable attorneys' fees and costs and expenses in connection with the enforcement of any arbitration award in court, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by Executive of all or a part of any such fees and costs and expenses would be unjust.

          (b) Executive acknowledges that a breach or threatened breach by Executive of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of
     Section 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

     16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of Executive, or to the business office of its General Counsel, in the case of the Company.

     17. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement, and the remaining provisions of the Agreement shall continue to be binding and effective.

     18. Entire Agreement. This instrument contains the entire agreement of the parties and, effective as of the Effective Date, supersedes all prior agreements between Executive and Old Conseco, including that certain employment agreement between Executive and Old Conseco, dated September 10, 2001, as amended and restated on June 1, 2002. The compensation and benefits to be paid under the terms of this Agreement are in lieu of all other compensation or benefits to which Executive is entitled from the Company and its affiliates. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     19. Binding Agreement and Governing Law; Assignment Limited. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest (including, without limitation, Executive's estate, heirs and personal representatives) and, except for issues or matters as to which federal law is applicable, shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other.

     20. No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not intended to confer third-party beneficiary rights upon any other person.

     21. Expenses of Executive. The Company agrees to reimburse Executive for all reasonable attorneys' fees he incurred in connection with the preparation and negotiation of this Agreement, up to Fifteen Thousand Dollars ($15,000).

     22. Releases. In connection with any termination of Executive's employment, Executive and the Company will enter into the General Release in substantially the form attached hereto as Exhibit A. Notwithstanding anything to the contrary, no compensation or benefits shall be provided under Sections 7 or 11 of this Agreement unless Executive (or his estate or legal representative, as applicable) enters into such General Release and does not revoke it during the revocation period specified therein.

     23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, effective as of the Effective Date.



                                    COMPANY:
                                    CONSECO, INC.


                                    By:/s/Eugene M. Bullis
                                       -------------------------------
                                       Name:  Eugene M. Bullis
                                       Its:   Executive Vice President and
                                                 Chief Financial Officer


                                    EXECUTIVE:

                                    /s/William J. Shea
                                    ----------------------------------
                                    William J. Shea


     The Conseco Creditors' Committee, as defined in the Bankruptcy Plan (the "Committee"), acknowledges that it has no objection to this Agreement, it being understood that the Committee, its members and professionals have no liability or obligation hereunder, and that the Committee shall continue to have the right to raise, appear and be heard on any issues in the bankruptcy case of Old Conseco (including, without limitation, the right to object to the Bankruptcy
Plan), but hereby waives its right to object to or oppose this Agreement, it being understood that the Committee's objection to the Bankruptcy Plan on any grounds other than an objection to this Agreement shall not be deemed to be an objection or opposition to this Agreement.


                                     BANK OF AMERICA, N.A.


                                     By:/s/Bridget Garavalia
                                        ------------------------------
                                        Name:  Bridget Garavalia
                                        Its:   Managing Director


                                     By:/s/David Tepper
                                        ------------------------------
                                        Name:  David Tepper
                                        Its:   Co-Chair

                                    Exhibit A

                                 GENERAL RELEASE

          1. Release of Claims by Executive.

          (a) In consideration of the of the payments and benefits to be provided to William J. Shea ("Executive") pursuant to the employment agreement, dated __________, 2003, to which Executive and Conseco, Inc. (the "Company"), a Delaware corporation (the "Company"), are parties (the "Employment Agreement"), the sufficiency of which is acknowledged hereby, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Executive's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 ("Title VII"), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act ("ADA"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Age Discrimination in Employment Act ("ADEA") and any similar or analogous state statute, excepting only:

               (A) the rights of Executive under the Employment Agreement;

               (B) the rights of Executive (i) relating to any stock options and restricted stock held by Executive as of the date hereof (collectively, the "Equity Arrangements") and (ii) as a stockholder of the Company;

               (C) the right of Executive to receive COBRA continuation coverage in accordance with applicable law;

               (D) rights to indemnification Executive may have under (i) applicable corporate law, (ii) the by-laws or certificate of incorporation of any Company Released Party,

(iii) any other agreement between Executive and a Company Released Party or (iv) as an insured under any director's and officer's liability insurance policy now or previously in force;

               (E) claims for benefits under any health, disability, retirement, life insurance or other, similar "employee benefit plan" (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group (the "Company Benefit Plans"); and

               (F) claims for the reimbursement of unreimbursed business expenses incurred prior to the date hereof pursuant to applicable Company policy.

          (b) Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

          (c) The release of claims set forth in this Section 1 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney's fees and expenses.

          (d) Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

          (e) Executive shall have a period of 21 days to consider whether to execute this General Release. If Executive accepts the terms hereof and executes this General Release, he may thereafter, for a period of 7 days following (and not including) the date of execution, revoke this General Release. If no such revocation occurs, this General Release shall become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven-day period has elapsed. Any revocation of this General Release shall be deemed for all purposes a revocation of this General Release in its entirety.

          (f) Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

          2. Effect of Unenforceability of Release. In addition to any other remedy available to the Company hereunder, in the event that, as a result of a challenge brought by an Employee Released Party (as defined below), the release of claims set forth in Section 1 becomes null and void or is otherwise determined not to be enforceable, then the Company's obligation to make any additional payments or to provide any additional benefits under the Employment Agreement shall immediately cease to be of any force and effect, and Executive shall promptly return to the Company any payments or benefits the provision of which by the Company was conditioned on the enforceability of this General Release.

          3. Release of Claims by the Company.

          (a) The Company, with the intention of binding itself and its predecessors and successors, does hereby release, remise, acquit and forever discharge Executive and his heirs, estate, executors, administrators and assigns (collectively, the "Employee Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Company, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Employee Released Party, excepting only:

               (A) rights of the Company under this General Release, the Employment Agreement, the Equity Arrangements and the Company Benefit Plans; and

               (B) rights of the Company arising by reason of Executive having committed a crime or an act or omission to act which constitutes willful misconduct or gross negligence.

          (b) The Company acknowledges and agrees that the release of claims set forth in this Section 3 is not to be construed in any way as an admission of any liability whatsoever by any Employee Released Party, any such liability being expressly denied.

          (c) The release of claims set forth in this Section 3 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney's fees and expenses.

          (d) Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Company is not permitted to waive.

          (e) The Company acknowledges and agrees that it has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employee Released Party with any governmental agency, court or tribunal.

          4. Counterparts. This General Release may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          5. Successors. This General Release shall be binding upon any and all successors and assigns of Executive and the Company.

          6. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be construed in accordance with and governed by the laws of the State of Indiana.

IN WITNESS WHEREOF, this General Release has been signed by or on behalf of each of the Parties, all as of _______________.



                                    CONSECO, INC.



----------------------------        ----------------------------------
William J. Shea                     By:
                                    Its:

Dated:                              Dated:
      ----------------------              ----------------------------